Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-263391, 333-254825) on Form S-8 and (No. 333-252814) on Form S-3 of our report dated February 27, 2023, with respect to the consolidated financial statements of Hims & Hers Health, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 27, 2023